Exhibit 99



                    COMPANIES WHOSE EMPLOYEES ARE
                   ELIGIBLE TO PARTICIPATE IN THE
                 JAMES RIVER CORPORATION OF VIRGINIA
                      STOCKPLUS INVESTMENT PLAN



     NAME

Berlin Mills Railway, Inc.
Crown Zellerbach International, Inc.
Historic Upper Brandon
James River Corporation of Virginia
James River-New Hampshire Electric, Inc.
James River Paper Company, Inc.
James River-Pennington, Inc.
Meridian & Bigbee Railroad Company
Riverside Transportation, Inc.